Exhibit 8.1

Reed Smith LLP

Reed Smith Centre
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Pittsburgh, PA 15222-2716

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reedsmith.com

August 6, 2026

LTC Properties, Inc.

3011 Townsgate Road, Suite 220

Westlake Village, CA 91361

Re: Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as special counsel to LTC Properties, Inc., a Maryland corporation (the “Company”), in connection with the at-the-market offering of up to $500 million in aggregate gross proceeds of common stock of the Company, par value $0.01 per share (the “Securities”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) on November 12, 2024 (File No. 333-283158) (as so filed and as amended, the “Registration Statement”), which contains a base prospectus, dated as of November 12, 2024 (the “Base Prospectus”), and a prospectus supplement, dated August 6, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act, (the “ATM Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), and the Equity Distribution Agreement, dated as of August 6, 2026, between the Company, Citizens JMP Securities, LLC, KeyBanc Capital Markets Inc., Wells Fargo Bank, National Association, Huntington Securities, Inc., Royal Bank of Canada, and Nomura Global Financial Products, Inc. (each, in its capacity as purchaser under any Forward Contract, a “Forward Purchaser” or collectively, the “Forward Purchasers”), and Citizens JMP Securities, LLC, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Huntington Securities, Inc., RBC Capital Markets, LLC, BTIG, LLC and M&T Securities, Inc. (each, in its capacity as agent and/or principal in connection with the offering and sale of any Issuance Shares, an “Agent” or collectively, the “Agents”), and Citizens JMP Securities, LLC, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Huntington Securities, Inc., RBC Capital Markets, LLC and Nomura Securities International, Inc. (acting through BTIG, LLC as its agent) (each, in its capacity as agent for its affiliated Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares, a “Forward Seller” or collectively, the “Forward Sellers”) (the “EDA”). References herein to the Registration Statement or the Prospectus shall be deemed to include all documents incorporated or deemed to be incorporated by reference therein. Capitalized terms used herein but not defined have the meanings set forth in the EDA.

You have requested our opinion concerning certain of the federal income tax consequences to the Company and the purchasers of the Securities in connection with the offering described above. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, properties and governing documents of the Company. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company with respect to certain factual matters. The Company’s representation letter is attached to this opinion as an exhibit.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to qualifications set forth below, it is our opinion that:

1. Commencing with its taxable year ending December 31, 1992, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation, as described in the Charter or Bylaws of the Company, the Registration Statement, the Prospectus, and the representations by the Company, will enable the Company to continue to meet the requirements for qualification and taxation as a “real estate investment trust” under the Code; and

2. The statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 set forth under the caption “REIT Tax Status” and included in or incorporated by reference in the Registration Statement and the Prospectus under the captions “Certain U.S. Federal Income Tax Considerations,” to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the charter or bylaws of the Company, the Prospectus Supplement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, or the representations by the Company may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to satisfy, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy such requirements.

This opinion is rendered only to you, and is solely for your use in connection with the issuance of the Securities pursuant to the Registration Statement and the Prospectus. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We undertake no obligation to update this opinion if applicable laws change after the date hereof or if we become aware after the date hereof of any facts that may change the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to effect registration of the Securities under the Securities Act and to the reference to us under the caption “Certain U.S. Federal Income Tax Considerations” in the ATM Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP